ROAN AMERICAN CORPORATION
                                CERTIFICATE OF AMENDMENT

                           Pursuant to Section 242 of the DCL

	WHEREAS, at a special meeting of the stockholders of the Roan American Corporation, duly called and held 4700 South 900 East, Ste. 41B, Salt Lake City, Utah 84111, Tuesday, December 20, 1994
at 9:00 a.m., at which meeting 240 shares out of a total of 280 shares of the capital stock of the said Corporation issued and outstanding were represented in person or by proxy, the following resolution was adopted by votes representing eighty five point seven percent (85.7%) of the said issued and outstanding stock. Be it

	RESOLVED, that Article Four of the Certificate of Incorporation of the Roan American Corporation is hereby amended to read as follows:

		FOURTH, the Amount of total authorized capital stock of the corporation is 12,000,000 shares of $.01 per share par value.

	WHEREAS, the Board of Directors believes it to be in the best interests of this Corporation that the Articles of Incorporation be Amended as recommended by the stockholders, be it

	RESOLVED, that the resolution of the stockholders hereinabove set forth and said Articles of Incorporation so amended are hereby duly adopted, ratified, and confirmed.


						Gary M. Lee, Secretary
						Roan American Corporation